COMMUNITY NATIONAL BANCORPORATION

NON-VOTING SERIES A PREFERRED STOCK PURCHASE AGREEMENT

April 9, 2003

NON-VOTING SERIES A PREFERRED STOCK PURCHASE AGREEMENT

THIS NON-VOTING SERIES A PREFERRED STOCK PURCHASE AGREEMENT (the "Agreement") is made as of April 9, 2003, by and among Community National Bancorporation, a Georgia corporation (the "Company"), and the investors listed on Exhibit A attached hereto (the "Schedule of Purchasers") (each such investor individually, a "Purchaser," and all such investors collectively, the "Purchasers").

WHEREAS, the Purchasers wish to purchase, and the Company wishes to sell, upon the terms and conditions stated in this Agreement, an aggregate of 61,500 shares of the Company's Non-Voting Series A Preferred Stock, without par value (the "Preferred Stock"), at a price of $10.00 per share.

NOW THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the Company and the Purchasers hereby agree as follows:

    PURCHASE AND SALE OF PREFERRED STOCK.

      Authorization of Preferred Stock. The Board of Directors shall, prior to the Closing (as defined below), adopt and file with the Secretary of State of the State of Georgia a Certificate of Designation containing the preferences, limitations and relative rights of the Preferred Stock, substantially in the form attached hereto as Exhibit B (the "Certificate of Designation").

      Purchase of Preferred Stock. Subject to the satisfaction or waiver of the conditions set forth in Sections 5 and 6 below, the Company shall sell to the Purchasers, and the Purchasers shall purchase from the Company, shares of Preferred Stock, in the respective amounts set forth opposite each Purchaser's name on the Schedule of Purchasers.

      Closing Date. The date and time of the Closing (the "Closing Date") shall be 10:00 a.m. Atlanta Time on the date of this Agreement, or such later date as is mutually agreed to by the Company and the Purchasers at the offices of Sutherland Asbill & Brennan LLP, 999 Peachtree Street, N.E., Atlanta, Georgia 30309.

      Form of Payment and Delivery of Certificates. On the Closing Date:

        Each Purchaser shall deliver funds to the Company via wire transfer of immediately available funds pursuant to the wire instructions provided by the Company in the respective amounts set forth opposite each Purchaser's name on the Schedule of Purchasers; and

        The Company shall deliver to each Purchaser a stock certificate representing the total number of shares of Preferred Stock which such Purchaser is purchasing from the Company (as indicated opposite such Purchaser's name on the Schedule of Purchasers), duly executed on behalf of the Company and registered in the name of such Purchaser (the "Certificates").

    PURCHASER'S REPRESENTATIONS AND WARRANTIES.

    Each Purchaser represents and warrants with respect to only itself that:

      Investment Purpose. The Purchaser is acquiring the Preferred Stock, for its own account for investment only and not with a view towards, or for resale in connection with, the sale or distribution thereof. Purchaser understands that the Preferred Stock has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws by reason of exemptions from the registration provisions of the Securities Act and the various state securities laws which depend upon, among other things, the bona fide nature of the Purchaser's investment intent as expressed herein. Purchaser understands that no public market now exists for the Preferred Stock and that it is uncertain whether a public market will ever exist for the Preferred Stock. Purchaser acknowledges that, because they have not been registered under the Securities Act, the shares of Preferred Stock it is purchasing must be held indefinitely unless subsequently registered under the Securities Act or an exemption from such registration is available. The Certificates representing such Preferred Stock shall bear a restrictive legend for so long as such securities are restricted securities as defined by the Securities Act.

      Accredited Investor Status. The Purchaser is an "accredited investor" as that term is defined in Rule 501(a)(4) of Regulation D under the Securities Act because Purchaser is a director of the Company.

      Reliance on Exemptions. The Purchaser understands that the Preferred Stock is being offered and sold to it in reliance on specific exemptions from the registration requirements of federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire such securities.

      Information. The Purchaser has had access to all material and relevant information concerning the Company, thereby enabling the Purchaser to make an informed investment decision with respect to an investment in the Preferred Stock. The Purchaser understands that its investment in the Preferred Stock involves a high degree of risk and a possible total loss of investment. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Preferred Stock.

      No Governmental Review. The Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Preferred Stock, or the fairness or suitability of the investment in the Preferred Stock, nor have such authorities passed upon or endorsed the merits of the offering of the Preferred Stock.

      Authorization; Enforcement. This Agreement has been duly and validly authorized, executed and delivered on behalf of the Purchaser and is a valid and binding agreement of the Purchaser enforceable in accordance with its terms, except as such enforceability may be limited by general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies.

      Knowledge and Experience; Financial Capability. The Purchaser has such knowledge and experience in financial and business matters that (i) the Purchaser is capable of evaluating the merits and risks of the investment in the Preferred Stock, (ii) the Purchaser has determined that such investment is suitable for the Purchaser in view of its financial circumstances and available investment opportunities, and (iii) the Purchaser has no need for liquidity of the investment and has no reason to believe that there will be any change in its financial circumstances which may cause or require any sale, transfer or other distribution of the Preferred Stock.

      Proportionate Investment. The Purchaser's overall commitment to investments which are not readily marketable and which involve a high degree of risk is not disproportionate to the Purchaser's net worth, and the Purchaser's investment in the Preferred Stock will not cause such overall commitment to become excessive.

      Address of Purchaser. The Purchaser's address set forth below its name on the Schedule of Purchasers is the true and correct address of the principal residence of the Purchaser. This Agreement was executed on behalf of the Purchaser within the State of Georgia.

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

    The Company represents and warrants to each of the Purchasers that are purchasing shares of Preferred Stock on the Closing Date that, as of the Closing Date:

      Organization and Qualification. The Company and its subsidiaries are corporations duly organized and validly existing in good standing under the laws of the jurisdictions in which they are incorporated, and have the requisite corporate power to own their properties and to carry on their business as now being conducted. Each of the Company and its subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries taken as a whole.

      Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into this Agreement, and has or at the Closing Date will have the corporate power and authority to perform its obligations under this Agreement and to issue and sell the Preferred Stock in accordance with the terms hereof. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the authorization, sale, issuance and delivery of the Series A Preferred has been taken or will be taken prior to the Closing. This Agreement has been duly executed and delivered by the Company. As of the Closing, this Agreement will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies. As of the Closing, the Certificate of Designation will have been filed with the Secretary of State of the State of Georgia and will be in full force and effect, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of creditors' rights and remedies.

      Governmental Consent. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement and the offer, sale or issuance of the Series A Preferred, except for filings pursuant to Regulation D under the Securities Act and similar state securities law filings, which filings will be effected within the applicable period therefor.

      Issuance of Securities. At the Closing, the Preferred Stock will be duly authorized and, upon issuance in accordance with the terms hereof, shall be validly issued, fully paid and nonassessable, free from all taxes, liens and charges with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Preferred Stock.

      No General Solicitation. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Preferred Stock.

    COVENANTS.

      Satisfaction of Conditions. Each party shall use its commercially reasonable best efforts timely to satisfy each of the conditions to be satisfied by it as provided in Sections 5 and 6 of this Agreement.

      Use of Proceeds. The Company intends to use the proceeds from the sale of the Preferred Stock to make a principal payment on a line of credit facility that was due on April 1, 2003, to pay the amounts set forth in Section 4(c) and to pay other expenses of the Company.

      Expenses. The Company shall pay the reasonable costs and expenses incurred by each Purchaser incurred in connection with the negotiation, investigation, preparation, execution and delivery of this Agreement or any other agreements necessary for each such Purchaser to finance its obligation to pay the purchase price of the Preferred Stock it is purchasing.

    CONDITIONS TO THE COMPANY'S OBLIGATION TO SELL.

    The obligations of the Company hereunder to sell the Preferred Stock to the Purchasers at the Closing are subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Company's sole benefit and may be waived by the Company at any time in its sole discretion:

      Each Purchaser shall have executed this Agreement and delivered the same to the Company.

      Each Purchaser shall have delivered to the Company the purchase price for the Preferred Stock being purchased by the Purchaser at the Closing in accordance with Section 1(d)(ii).

      The representations and warranties of each Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date and each Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser at or prior to the Closing Date.

      The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by this Agreement (except for such as may be properly obtained subsequent to the Closing Date).

    CONDITIONS TO THE PURCHASERS' OBLIGATION TO PURCHASE.

    The obligation of the Purchasers hereunder to purchase the Preferred Stock at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Purchasers' sole benefit and may be waived by the Purchasers at any time in their sole discretion:

      The Company shall have executed this Agreement and delivered the same to the Purchasers.

      The representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the Closing Date.

      The Company shall at the Closing execute and deliver to each Purchaser the respective Certificates (in such denominations as each Purchaser shall request) for the Preferred Stock being purchased by such Purchaser at the Closing.

      The Company shall have obtained any and all consents, permits and waivers necessary or appropriate for consummation of the transactions contemplated by the Agreements (except for such as may be properly obtained subsequent to the Closing Date).

    MISCELLANEOUS PROVISIONS.

      Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Georgia without regard to the principles of conflict of laws.

      Counterparts; Facsimile Delivery. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be considered one and the same agreement. This Agreement may be executed and delivered via facsimile transmission. In the event any signature page is delivered by facsimile transmission, the party using such means of delivery shall cause such number of original executed signature pages as the other parties reasonably request to be physically delivered to such parties within five (5) days of the execution and delivery hereof, provided, however, that failure to deliver such original executed signature pages shall not affect the validity of this Agreement.

      Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

      Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

      Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Purchasers, the Company, their affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement and the instruments, exhibits and schedules referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither the Company nor any Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters. Any term of this Agreement may be waived or amended in writing and only with the written consent of the Company and the holders of a majority of the shares of Preferred Stock then outstanding.

      Notices. Any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or electronic mail (with receipt confirmed and promptly confirmed by personal delivery, U.S. first class mail, or overnight delivery), (iii) three (3) days after being sent by U.S. registered or certified mail, postage prepaid, return receipt requested; or (iv) one (1) day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

      If to the Company:

      Community National Bancorporation
      561 East Washington Avenue
      Box 2619
      Ashburn, Georgia 31714
      Attention: Ruth Raines
      Telephone: (229) 567-9686
      Facsimile: (229) 567-3227

      With a copy to (which shall not constitute notice):
      Sutherland Asbill & Brennan LLP
      999 Peachtree Street, N.E.
      Atlanta, Georgia 30309
      Attn: B. Knox Dobbins, Esq.
      Telephone: (404) 853-8053
      Facsimile: (404) 853-8806

      If to the Purchaser, to such Purchaser's address and facsimile number on the Schedule of Purchasers. Each party shall provide five (5) days' prior written notice to the other parties of any change in its address or facsimile number.

      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchasers. No Purchaser may assign its rights hereunder without the consent of the Company, and no assignment shall release such Purchaser from its obligations hereunder unless such obligations are assumed by such assignee and the Company has consented to such assignment and assumption.

      No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

      Survival. The representations and warranties of the Company and the Purchasers contained in Sections 2 and 3, the agreements and covenants set forth in Sections 4 and 7(j) shall survive the Closing for a period of one (1) year; provided however, that each Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

      Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

      No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

IN WITNESS WHEREOF, the Purchasers and the Company have caused this Series A Preferred Stock Purchase Agreement to be duly executed as of the date first written above.

"COMPANY"

Community National Bancorporation

By:/S/ Theron G. Reed
Name: Theron G. Reed
Its: President and Chief Executive Officer

[Signatures continue on following page.]

"PURCHASERS"

By: /S/ Shirley Crawford
Name: Shirley Crawford

By: /S/ Benny W. Denham
Name: Benny W. Denham

By: /S/ Willis R. Collins
Name: Willis R. Collins

By: /S/ Lloyd G. Ewing
Name: Lloyd G. Ewing

By: /S/ Freddie J. Weston
Name: Freddie J. Weston

By: /S/ Grady Moore
Name: Grady Moore

By: /S/ Ruth Raines
Name: Ruth Raines

By: /S/ B.E. Walker
Name: B.E. Walker

By: /S/ Jimmie Ann Ward
Name: Jimmie Ann Ward

By: /S/ T. Brinson Brock, Sr.
Name: T. Brinson Brock, Sr.

[Signatures continue on following page.]

By: /S/ Donald M. Crews
Name: Donald M. Crews

By: /S/ Bobby Y. Franklin
Name: Bobby Y. Franklin

By: /S/ Joe S. Sheppard
Name: Joe S. Sheppard

EXHIBIT A

SCHEDULE OF PURCHASERS
Purchaser's Name	Purchaser's Address	Number of Shares of Preferred Stock Purchased	Aggregate Purchase Price
Shirley Crawford	56 S. Academy St. Rebecca, GA 31783 (229)643-7790	5,000	$50,000
Benny W. Denham	424 E. Inaha Rd. Sycamore, GA 31790 (229)567-3792	5,000	$50,000
Willis R. Collins	9655 GA Hwy 112 Rebecca, GA 31783 (229)643-7735	5,000	$50,000
Lloyd G. Ewing	545 E. Monroe Ave. Ashburn, GA 31714 (229)567-3184	5,000	$50,000
Freddie J. Weston	P.O. Box 47 Ashburn, GA 31714 (229)567-2861	5,000	$50,000
Grady Moore	5580 GA Hwy 33 N. Arabi, GA 31712 (229)535-6531	5,000	$50,000
Ruth Raines	4525 Hawpond Road Ashburn, GA 31714 (229)643-7555	5,000	$50,000
B.E. Walker	P.O. Box 108 Ashburn, GA 31714 (229)567-2083	5,000	$50,000
Jimmie Ann Ward	1330 Warwick Hwy Ashburn, GA 31714 (229)567-4630	5,000	$50,000
T. Brinson Brock, Sr.	1252 Brock Road Arabi, GA 31712 (229)273-0991	5,000	$50,000
Donald M. Crews	508 Davidson St. St. Marys, GA 31558 (912)882-6090	5,000	$50,000
Bobby Y. Franklin	27300 Brusso Franklin Road Hilliard, FL 32046 (904)845-2281	5,000	$50,000
Joe S. Sheppard	119 Riverbend Dr. St. Marys, GA 31558 (912)882-4984	1,500	$15,000

EXHIBIT B

CERTIFICATE OF DESIGNATION OF
THE NON-VOTING SERIES A PREFERRED STOCK

(see attached)

CERTIFICATE OF DESIGNATION
OF
COMMUNITY NATIONAL BANCORPORATION

CERTIFICATE OF DESIGNATION OF
NON-VOTING SERIES A PREFERRED STOCK

The following amends the Articles of Incorporation of the Corporation by setting forth the terms of a series of a new class of preferred shares ("Preferred Stock"):

  Designation of Series. Sixty-one thousand five hundred (61,500) shares of the Preferred Stock, no par value of the Corporation shall constitute a series of Preferred Stock designated as Non-Voting Series A Preferred Stock (the "Series A Preferred").

  Rights, Preferences and Restrictions of Non-Voting Series A Preferred Stock.

1. Dividends. The holders of the Series A Preferred shall be entitled to receive, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of the Corporation) on the Common Stock or any other securities issued by the Corporation that are junior to the Series A Preferred (collectively, "Junior Securities"), a dividend at the Dividend Rate on the Original Series A Issue Price (each as defined below). The "Original Series A Issue Price" of the Series A Preferred shall be $10.00 per share. The "Dividend Rate" per annum shall equal one percent (1%) plus the prime commercial lending rate announced by Chase Manhattan Bank, rounded to the nearest eighth of one percent (0.125%), adjusted daily. Such dividends shall accrue on each share from the date of purchase of each such share from the Corporation. Dividends shall be paid as and when declared by the Board of Directors, subject to the provisions of these Articles of Incorporation and, to the extent required, subject to any necessary regulatory approvals, including the approval of the Federal Reserve Board. Such dividends shall be cumulative so that, if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid, the deficiency shall first be fully paid before any dividend or other distribution shall be paid or declared and set apart for any Junior Securities.

2. Liquidation Preference.

(a) Preferential Amounts. In the event (each a "Liquidation Event") of any

(i) liquidation, dissolution or winding up of the Corporation,

(ii) merger, consolidation or other similar transaction in which the shareholders of the Corporation immediately prior to such merger, consolidation or transaction own less than fifty percent (50%) of the then outstanding shares of the Corporation's capital stock immediately after such merger, consolidation or other transaction,

(iii) transaction or series of transactions in which in excess of fifty percent (50%) of the voting power in the Corporation is transferred, or

(iv) sale, lease or other disposition of all or substantially all of the Corporation's assets,

the holders of the Series A Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock, an amount per share equal to the Original Series A Issue Price for each such share of Series A Preferred then so held (as adjusted for any stock dividends, combinations, recapitalizations, splits or otherwise), plus a further amount equal to all accrued but unpaid dividends on such shares of Series A Preferred. All of the preferential amounts to be paid to the holders of the Series A Preferred under this Section 2 shall be paid or declared and set apart for payment before the payment or setting apart for payment of any amount for, or the distribution of any assets or funds of the Corporation to, the holders of the Common Stock in connection with such Liquidation Event.

(b) Insufficient Assets. If, upon a Liquidation Event, the assets and funds of the Corporation are insufficient to provide for the payment of the full aforesaid preferential amount to the holders of the Series A Preferred, such assets and funds as are available shall be distributed ratably among the holders of the Series A Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive.

(c) Non-cash Distribution. If any of the assets of the Corporation are to be distributed other than in cash under this Section 2 or for any purpose, then the Board of Directors of the Corporation shall promptly engage an independent appraiser to determine the value of the assets to be distributed to the holders of the Series A Preferred and Common Stock. The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of Series A Preferred and Common Stock of the appraiser's valuation. Notwithstanding the above, any securities to be distributed to the shareholders shall be valued as follows:

(i) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) business days prior to the closing of the transaction;

(ii) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) business days prior to the closing of the transaction; and

(iii) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the outstanding shares of the Series A Preferred, provided that if the Corporation and the holders of a majority of the outstanding shares of the Series A Preferred are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation but acceptable to the holders of a majority of the outstanding shares of Series A Preferred.

3. Voting Rights. Except as set forth in Section 5 of this Certificate of Designation of Non-Voting Series A Preferred Stock or as otherwise required by law, the holder of each share of Series A Preferred shall have no voting power whatsoever, and no holder of Series A Preferred shall vote on or otherwise participate in any proceedings in which actions shall be taken by the Corporation or the shareholders thereof.

4. Redemption.

(a) Subject to paragraph (e) of this Section, the Corporation shall redeem the Series A Preferred upon receipt by the Corporation of the written request by the holders of at least fifty percent (50%) of the outstanding shares of Series A Preferred (a "Redemption Request") at any time more than ten (10) years from the date of issuance of each share of Series A Preferred.

(b) The Corporation shall redeem the Series A Preferred not less than thirty (30) nor more than ninety (90) days after receipt of a Redemption Request (the "Redemption Date"). The "Redemption Price" shall be a price per share of Series A Preferred equal to the Original Series A Issue Price (as adjusted for any stock dividends, combinations, recapitalizations, splits or otherwise) plus all accrued but unpaid dividends on each such share of Series A Preferred. The Redemption Price shall be paid in cash on the Redemption Date.

(c) At least thirty (30) days prior to the Redemption Date, written notice (the "Redemption Notice") shall be mailed, first class postage prepaid, to each holder of record (at the close of business on the business day immediately preceding the day on which notice is given) of the Series A Preferred, at the address last shown on the records of the Corporation for such holder, specifying the number of shares to be redeemed from each holder, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the price designated, its certificate or certificates representing such holder's shares to be redeemed. Except as provided herein, on or after the Redemption Date, such holder of Series A Preferred to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, in the manner and at the price designated in the Redemption Notice, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

(d) From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of shares of Series A Preferred designated for redemption in the Redemption Notice (except the right to receive the Redemption Price upon surrender of their certificate or certificates) shall cease with respect to such shares at such time, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of shares of Series A Preferred on the Redemption Date are insufficient to redeem the total number of shares of Series A Preferred, those funds that are legally available will be used to redeem the maximum possible number of such shares ratably among the holders of such shares to be redeemed based upon their holdings of Series A Preferred. The shares of Series A Preferred not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on the Redemption Date.

(e) If at any time the Corporation's accumulated losses exceed the sum of the Corporation's retained earnings and capital surplus, the provisions of this Section 4 shall not apply.

5. Protective Provisions. The Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of greater than fifty percent (50%) of the outstanding shares of Series A Preferred, voting separately as a single class:

(a) amend the Corporation's Articles of Incorporation so as to change the designation, rights, preferences or limitations of the Series A Preferred;

(b) authorize or issue any class or series of capital stock having any rights, preferences or privileges with respect to dividends, liquidation or redemption senior to or on parity with the Series A Preferred;

(c) increase or decrease the aggregate number of authorized shares of Series A Preferred; or

(d) redeem any shares of the Corporation's capital stock (except for Series A Preferred in accordance with Section 4 of this Certificate of Designation of Non-Voting Series A Preferred Stock).

6. Limitations on Reissuance. No share or shares of Series A Preferred acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.